FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces
Closing of $300 Million Convertible Senior Notes Offering

New York, New York, July 29, 2013 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) announced today that it closed its previously announced underwritten public offering of $300.0 million of its 3.00% Convertible Senior Notes due 2018 (“Notes”). Such closing does not include the $30.0 million of additional Notes that the underwriters may purchase pursuant to a 30-day option granted to them by ARCP, solely to cover over-allotments, if any. As a result of the offering, ARCP received $290.25 million in net proceeds from the offering and intends to use the net proceeds of the offering (a) to repay outstanding indebtedness under its existing senior secured credit facility (which will increase the availability of funds under such credit facility) and (b) for other general corporate purposes which includes investing in properties in accordance with its investment objectives.

Additionally, the representatives for the underwriters delivered notice to ARCP today electing to partially exercise their over-allotment option to purchase $10.0 million of additional Notes, which is expected to close on or about August 1, 2013.

J.P. Morgan, Citigroup, Barclays, BMO Capital Markets and KeyBanc Capital Markets acted as joint bookrunners for the offering. JMP Securities, Ladenburg Thalmann & Co. Inc. and RCS Capital, the investment banking and capital markets division of Realty Capital Securities, LLC, acted as co-managers for the offering.

A registration statement related to the securities was declared effective by the Securities and Exchange Commission. The offering of Notes was made only by means of a prospectus supplement and accompanying base prospectus. Copies of the prospectus supplement and the accompanying base prospectus related to the Notes may be obtained from either J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling 1+ (866) 803-9204, or Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling 1+ (800) 831-9146.

Realty Capital Securities, LLC is owned by an entity which is under common ownership with ARCP’s sponsor, AR Capital, LLC.

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes beginning in the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. For a further description of the risks and uncertainties that could cause ARCP's actual results to materially differ from those set forth herein, please see ARCP's filings with the Securities and Exchange Commission, including the “Risk Factors” section of its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. ARCP undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Anthony J. DeFazio	Brian S. Block, EVP and CFO
DDCWorks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)